Exhibit 10.1

CORTEXYME, INC.

May 2, 2022

Michael Detke

VIA EMAIL (mdetke@cortexyme.com) Dear Mike:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Cortexyme, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be May 2, 2022 (the “Separation Date”). Between now and the Separation Date, you must continue to abide by your continued contractual and statutory obligations to the Company and the Company’s policies.

2.
Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off (PTO) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

3.
Severance Payment. If you timely sign and return this fully signed Agreement to the Company, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will deem your employment termination to be a termination without Cause outside of the Change in Control Period pursuant to that certain Executive Change in Control and Severance Agreement between you and the Company, dated May 21, 2020 (the “Severance Agreement”), and accordingly, the Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date (in the total amount of $354,750), subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum on the first regular payroll payday that occurs at least one week after the Effective Date (as defined below). You hereby request and authorize the Company to pay you this severance payment by direct deposit to the account specified by you during your employment.

4.
Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit, subject to satisfaction of the Severance Preconditions, and provided that you timely elect continued coverage under COBRA, then the Company will pay directly the COBRA premiums required to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (a) nine (9) months after the Separation Date;

(b) the date you become eligible for group health insurance coverage through a new employer; or (c) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Premiums”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA Premiums due under this Section, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

5.
Equity Awards. Under the terms of your stock option or other equity award agreement and the applicable plan documents, vesting of any potential stock options or other equity awards granted to you, if any (the “Equity Awards”) will cease as of the Separation Date. Your Equity Awards will continue to be governed by the terms and conditions of the applicable stock option or other equity award agreement, applicable plan documents, and other equity awards documents.

6.
Eligibility for CIC Severance Benefits. You will be eligible for increased severance benefits (the “CIC Severance Benefits”) in the event that the Company experiences a Change in Control (as defined in the Severance Agreement) within three (3) months after May 2, 2022. Specifically, subject to satisfaction of the Severance Preconditions, in the event that the Company experiences a Change in Control after May 2, 2022 but on or before August 2, 2022, then:

(a) the Base Salary Severance set forth in Section 4 above will increase from nine (9) months to twelve (12) months of your base salary; (b) the potential COBRA Premiums set forth in Section 5(a) above will increase from nine (9) months to twelve (12) months; (c) the Company will pay you an additional cash severance payment in an amount equal to fifty percent (50%) of your target annual bonus opportunity for 2022; and (d) the Company will accelerate 100% of any outstanding Equity Awards that are subject to time-based vesting (the “Vesting Acceleration”) as of the effective date of the Change in Control. The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Awards agreements and documents. Notwithstanding anything stated herein or elsewhere to the contrary, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding Equity Awards at the time of a Change in Control, you shall receive the Vesting Acceleration as of immediately prior to and contingent upon the Change in Control. In the event that you become eligible for the CIC Severance Benefits after the severance benefits set forth in Section 4 and 5 herein have already been paid to you, then the Company will pay you the difference between the CIC Severance Benefits and the severance benefits previously paid to you, within fifteen (15) business days after the effective date of the Change in Control. For the avoidance of doubt, under no circumstances will you be eligible for the full severance benefits set forth in Sections 4 and 5 and the CIC Severance Benefits.

7.
No Other Compensation or Benefits. You acknowledge and agree that the benefits offered to you herein fulfill and exceed all of the Company’s obligations to pay you any severance benefits in connection with your employment termination, pursuant to your Severance Agreement and any other agreement, plan or policy. By executing this Agreement, you further agree and acknowledge that the Company’s obligations to provide you any and all severance benefits, other than as set forth in this Agreement, are hereby extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

8.
Expense Reimbursements. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.
Return of Company Property. Within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, password and account information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, your Company-provided laptop, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

10.
Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

11.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and

(c) you may make statements and disclosures as permitted under the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

12.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation, nor from making statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.”

13.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

14.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

15.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16.
Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”), the Indiana Civil Rights Law, as amended, the Indiana Age Bias Law, the Indiana Employment Discrimination Against Disabled Persons Law, the Indiana Equal Pay Law (equal pay provision of the Indiana Minimum Wage Law of 1965, as amended), as amended, the Indiana False Claims and Whistleblower Protection Act, the Indiana Wage Payment and Wage Claims Act, the Indiana Military Family Leave Act, the Indiana Blacklisting Statute, and the Indiana Off Duty Use of Tobacco by Employees Law. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law; (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or

(iv) any claims for breach of this Agreement. You acknowledge that you have been advised that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

17.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement;

(b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner, but you should not sign it before the Separation Date); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to Caryn McDowell at the Company); and

(e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You also hereby further acknowledge that the Company has provided you with the ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit B.

18.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

19.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

20.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the- job injury for which you have not already filed a workers’ compensation claim.

21.
Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state in which you primarily performed work for the Company without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days from the date you received this Agreement to decide whether to accept this Agreement, and you should not sign it before the Separation Date. The Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors. Sincerely,

By:

Chris Lowe

Intermin CEO, COO & CFO

I have read, understand and agree fully to the foregoing Agreement:

02-MAY-2022

Date

Exhibit A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

CORTEXYME, INC.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name: Michael Detke

Effective Date: 16-DEC-2018

As a condition of my becoming employed (or my employment being continued) by Cortexyme, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

I. Relationship. This Confidential Information and Invention Assignment Agreement (this "Agreement") will apply to my employment relationship with the Company. If that relationship ends and the Company, within a year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any such employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the "Relationship."

2.
Duties. I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company. During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.
Confidential Information.

(a)
Protection of Information. I understand that during the Relationship, the Company intends to provide me with information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the' Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b)
Confidential Information. I understand that "Confidential Information" means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c)
Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. I further agree that, during the term of the Relationship and thereafter, I will not improperly use or disclose to the Company any confidential, proprietary or secret information of my former employer(s) or any other person, and I agree not to bring any such information onto the Company's property or place of business.

(d)
Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

4.
Ownership of Inventions.

(a)
Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, s of the Effective Date: (i) I made, and/or (ii) belong solely to me or belong to me jointly with others or in which I have an interest, and that relate in any way to any of the Company's actual or proposed businesses; products, services, or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby forever waive any and all rights or claims of ownership to such Inventions. I understand that my listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of my ownership of such Inventions. I further understand that I must receive the formal approval of the Company before commencing my Relationship with the Company.
(b)
Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into a product, service, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

(c)
Inventions. I understand that "Inventions" means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable_. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that "Company Inventions" means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4(g) below.

(d)
Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights therein. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by my salary. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "Moral Rights"). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(e)
Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5 and Section 6.

(f)
Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company's, or its designee's, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g)
Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5.
Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.
Termination Certification. In the event of the termination of the Relationship, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.
7.
Notice to Third Parties. I agree that during the periods of time during which I am restricted in taking certain actions by the terms of this Agreement (the "Restriction Period"), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I also understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. I further agree that, upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

8.
Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge and agree that the Company's Confidential Information includes information relating to the Company's employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company. I further agree as follows:

(a)
Employees, Consultants. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, directly or indirectly, solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

(b)
Other Parties. I agree that during the term of the Relationship, I will not negatively influence any of the Company's clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. In addition, I acknowledge that the Company has valuable Trade Secrets (as defined by applicable law from time to time) to which I will have access during the term of the Relationship. I understand that the Company intends to vigorously pursue its rights under applicable Trade Secrets law if, during a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Thereafter, the Company intends to vigorously pursue its rights under applicable Trade Secrets law as the circumstances warrant.

9.
At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after the termination of the Relationship.

10. Representations and Covenants.

(a)
Facilitation of Agreement. I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company's written request to do so.

(b)
No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the

Company or any obligation I may have to the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)
Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11.
Electronic Delivery. Nothing herein is intended to imply a right to participate in any of the Company's equity incentive plans, however, if I do participate in such plan(s), the Company may, in its sole discretion, decide to deliver any documents related to my participation in the Company's equity incentive plan(s) by electronic means or to request my consent to participate in such plan(s) by electronic means. I hereby consent to receive such documents by electronic delivery and agree, if applicable, to participate in such plan(s) through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.
Miscellaneous.

(a)
Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to the principles of conflict of laws.

(b)
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)
Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(d)
Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company's books and records.
(e)
Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company's Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(f)
Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g). Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

[Signature Page Follows}

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

THE COMPANY:

CORTEXYME, INC.

Casey Lynch

President and Chief Executive Officer

Address:

269 East Grand Ave.

South San Francisco, CA 94080

United States

Date: 12/17/2018

EMPLOYEE:

Michael Detke

(PRINT NAME)

Address:

5018 St. Charles Pl

Carmel, IN 46033

Email: mjdetke@gmai l. com

Date: 12/12/2018

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 10(b)

The following is a list of (i) all Inventions that, as of the Effective Date: (A) I made, and/or (B) belong solely to me or belong to me jointly with others or in which I have an interest, and that relate in any way to any of the Company's actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company:

Title Date Identifying Number or Brief Description

Except as indicated above on this exhibit, I have no inventions, improvements or original works to disclose pursuant to Section 4(a) of this Agreement and no agreements to disclose pursuant to Section l0(b) of this Agreement.

Additional sheets attached

Signature of Employee:

Print Name of Employee: Michael Detke

Date: 12/12/2018

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(I)
Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the

employer.

(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Cortexyme, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the "Company").

I further certify that I have complied with all the terms of the Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement, and I acknowledge my continuing obligations under that agreement.

I further agree that, in compliance with the Confidential Inf01mation and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the.

Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that I shall not use any Confidential Information of the Company to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Further, I acknowledge that the Company has valuable Trade Secrets (as defined by applicable law from time to time) to which I have had access. I understand that the Company intends to vigorously pursue its rights under applicable Trade Secrets law if, during a period of twelve (12) months from the date of this Certification, I solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Thereafter, the Company intends to vigorously pursue its rights under applicable Trade Secrets law as the circumstances warrant.

Date:

EMPLOYEE:

(Print Employee's Name)

(Signature)